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AMENDED AND RESTATED
SUB-ADVISORY
AGREEMENT TORTOISE
CAPITAL ADVISORS, LLC
SUB-ADVISED FUNDS


AGREEMENT executed as of May 22, 2017, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called "the Manager"), and TORTOISE CAPITAL ADVISORS, L.L.C., a Delaware limited liability company (hereinafter called "the Sub-Advisor).

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WHEREAS, the Manager is the manager and investment
adviser to each Fund of the Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the
"1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each series identified in Appendix A ( hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund;
(b)	The Fund's registration statement and financial
statements as filed with the Securities and Exchange
Commission;
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or
approved by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the
"Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services
to be Provided by the Sub-
Advisor The Sub-Advisor will:
(a)	Provide investment advisory services, including but
not limited to research, advice and supervision for the Series.


(b)	Furnish to the Board of Directors of the Fund for
approval (or any appropriate committee of such Board),
and revise from time to time as economic conditions
require, a recommended investment program for the
Fund consistent with the Series' investment objective and
policies.
(c)	Implement the approved investment program by placing
orders for the purchase and sale of securities without
prior consultation with the Manager or the Board of
Directors of the Fund and without regard to the length of
time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Articles of
Incorporation and Bylaws, the requirements of the 1940
Act, as each of the same shall be from time to time in
effect.
(d)	Advise and assist the officers of the Fund, as requested
by the officers, in taking such steps as are reasonably
necessary or appropriate to carry out the decisions of
its Board of Directors, and any appropriate committees
of such Board, regarding the general conduct of the
investment business of the Series.
(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services provided to the Series, its compliance
with the 1940 Act and the regulations adopted by the
Securities and Exchange Commission thereunder and
the Series' investment strategies and restrictions as
stated in the Fund's prospectus and statement of
additional information, subject to receipt of such
additional information as may be required from the
Manager and provided in accordance with Section
11(d) of this Agreement. The Sub-Advisor has no
responsibility for the maintenance of Fund records except
insofar as is directly related to the services it provides to the Series.
(f)	Report to the Board of Directors of the Fund at such
times and in such detail as the Board of Directors may
reasonably deem appropriate in order to enable it to
determine that the investment policies, procedures and
approved investment program of the Series are being
observed.
(g)	Upon request, provide assistance in the determination
of the fair value of certain securities when reliable
market quotations are not readily available for purposes
of calculating net asset value in accordance with
procedures and methods established by the Fund's Board
of Directors.
(h)	Furnish, at its own expense, (i) all necessary investment
and management facilities, including salaries of clerical
and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.
(i)	Open accounts with broker-dealers ("broker-dealers"),
select broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.
The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or
other services or products to the Sub-Advisor. To the
extent consistent with applicable law, the Sub-Advisor
may cause the Series to pay a broker or dealer an
amount of commission for effecting a securities
transaction in excess of the amount of commission or
dealer spread another broker or dealer would have
charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage
and research products and/or services provided by such
broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion.
Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the
Series except to the extent permitted under any
exemptive order obtained by the Sub-Advisor provided
that all conditions of such order are complied with.
U) Maintain all accounts, books and records with respect to the Series as are required of an investment advisor of a registered investment company pursuant to the 1940
Act and Investment Advisor's Act of 1940 (the
"Investment Advisor's Act"), and the rules thereunder,
and furnish the Fund and the Manager with such
periodic and special reports as the Fund or Manager
may reasonably request. In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under
the 1940 Act any records that it maintains for the Fund
and that are required to be maintained by Rule 31a-1
under the 1940 Act, and further agrees to surrender
promptly to the Fund any records that it maintains for
the Series upon request by the Fund or the Manager.
(k)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant
to that Rule as the same may be amended from time to
time. The Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics.
(I)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on portfolio transactions and reports on investments held by the
Series, all in such detail as the Manager or the Fund
may reasonably request. The Sub- Advisor will make
available its officers and employees to meet with the
Fund's Board of Directors at the Fund's principal place
of business on due notice to review the investments of
the Series.
(m)	Provide such information as is customarily provided by
a sub-advisor and may be required for the Fund or the
Manager to comply with their respective obligations
under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the
"Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder. Sub-Advisor will advise Manager of any changes in Sub- Advisor's managing directors within a reasonable time after any such change. Manager acknowledges receipt of Sub-Advisor's Form ADV more
than 48 hours prior to the execution of this Agreement.
(n)	Perform quarterly and annual tax compliance tests to
monitor the Series' compliance with Subchapter M of the Code and Section 817(h) of the Code, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement.
The Sub-Advisor shall notify the Manager
immediately upon having a reasonable basis for
believing that the Series has ceased to be in
compliance or that it might not be in compliance in
the future. If it is determined that the Series is not in
compliance with the requirements noted above, the
Sub-Advisor, in consultation with the Manager, will
take prompt action to bring the Series back into
compliance (to the extent possible) within the time
permitted under the Code.
(o)	Have the responsibility and authority to vote proxies
solicited by, or with respect to, the issuers of securities held in the Series. The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it receives and shall assist
Sub-Advisor in its efforts to conduct the proxy voting process.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from the Sub-Advisor's willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor under this Agreement.

6.	Indemnification
The Manager agrees to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses), ("Losses") howsoever arising, from or in connection with this Agreement or the performance by the Sub-Advisor of its duties hereunder, so long as the Sub-Advisor shall, after receipt of notice of any claim or commencement of any action, promptly notify the Manager in writing of the claim or commencement of such action. The Manager shall not be liable for any settlement of any claim or action effected without its written consent. Nothing contained herein shall require the Manager to indemnify the Sub-Advisor for Losses resulting from the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

7.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.


8.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. This
Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix
B to this Agreement, as may be amended from time to time, and, unless otherwise terminated, shall continue in effect for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance
Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub- Advisor or a different manager or Sub-Advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

10.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

11.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to
effectuate the purposes hereof. This Agreement shall
be construed and enforced in accordance with and
governed by the laws of the State of Iowa. The
captions in this Agreement are included for
convenience only and in no way define or delimit any
of the provisions hereof or otherwise affect their
construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des


Moines, Iowa 50392-0200, and the address of the Sub-
Advisor shall be Tortoise Capital Advisors, L.L.C.,
11550 Ash Street, Suite 300, Leawood, Kansas 66211.
(c)	The Sub-Advisor will promptly notify the Manager in
writing of the occurrence of any of the following
events:
(1)	the Sub-Advisor fails to be registered as an
investment adviser under the Investment
Advisers Act or under the laws of any jurisdiction
in which the Sub-Advisor is required to be
registered as an investment advisor in order to
perform its obligations under this Agreement.
(2)	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the
affairs of the Fund.
(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-
Advisor regarding such matters as the composition
of the assets of the Series, cash requirements and
cash available for investment in the Series, and all
other reasonable information as may be necessary
for the Sub-Advisor to perform its duties and
responsibilities hereunder.
(e)	The Sub-Advisor represents that it will not enter into
any agreement, oral or written, or other
understanding under which the Fund directs or is
expected to direct portfolio securities transactions, or
any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund
shares or shares issued by any other registered
investment company. Sub-advisor further represents
that it is contrary to the Sub- advisor's policies to
permit those who select brokers or dealers for
execution of fund portfolio securities transactions to
take into account the broker or dealer's promotion or
sale of Fund shares or shares issued by any other
registered investment company.
(f)	The Sub-Advisor agrees that neither it nor any of
its affiliates will in any way refer directly or indirectly
to its relationship with the Fund, the Series, or the
Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.
(g)	This Agreement contains the entire understanding and
agreement of the parties.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


PRINCIPAL GLOBAL
INVESTORS, LLC

By	/s/Michael J. Beer
Michael J. Beer,
Executive Director-
Principal Funds


By	/s/Adam U. Shaikh
Adam U. Shaikh,
Counsel


SYMPHONY ASSET
MANAGEMENT LLC

By	/s/Kyle Krueger
Name:  Kyle Krueger
Title:  Managing
Director


APPENDI X A

[Intentionally Omitted]



APPENDIX B


Effective Date and Initial Term of Sub-
Advisory Agreement for each Series

Series
Effective Date
Initial Term
Global Diversified Income Fund
May 22, 2017
2 Years
Diversified Real Asset Fund
May 22, 2017
2 Years